Exhibit 10.23

        PRACTICEWORKS, INC.

2000 Stock Option Plan
Stock Grant Certificate (Deferred Compensation)

PracticeWorks, Inc., a Delaware corporation (the "Company"), hereby grants to the recipient named below ("Recipient" or "you") the right to receive (this "Deferred Stock Grant") the total number of shares shown below of Common Stock of the Company ("Shares"), subject to all of the terms and conditions on the reverse side of this Stock Grant Certificate and the PracticeWorks, Inc. 2000 Stock Option Plan (the "Plan"). Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Plan. The terms and conditions set forth on the reverse side hereof and the terms and conditions of the Plan are incorporated herein by reference. This certificate is a Stock Grant Certificate as contemplated in the Plan.

Shares Subject to Deferred Stock Grant:        52,306

Vesting:

Shares subject to issuance under this Deferred Stock Grant shall be issued according to the vesting and rights deferral schedule described in Section 2 on the reverse of this Stock Grant Certificate.

IN WITNESS WHEREOF, this Stock Grant Certificate has been executed by the Company by a duly authorized officer as of the date specified hereon.

PracticeWorks, Inc.

By:

/s/ Lesley Dresch

Grant Date:        October 4, 2001

By acceptance of this Stock Grant Certificate, Recipient acknowledges receipt of a copy of the Plan, represents that Recipient has read and understands the terms and provisions of the Plan, and accepts this Deferred Stock Grant subject to all the terms and conditions of the Plan and this Stock Grant Certificate. Recipient acknowledges that there may be adverse tax consequences upon issuance of the Shares under this Deferred Stock Grant or disposition of the Shares after issuance, and that Recipient should consult a tax adviser prior to receipt or disposition.

Richard E. Perlman

1. Vesting and Issuance of Shares. Subject to the terms of the Plan and this Stock Grant Certificate, at the Issuance Date (defined below) you shall be entitled to receive the total number of Shares (whole Shares only) for which a Deferred Stock Grant was made to you, provided, however, that you will not be entitled to receive any Shares on the Issuance Date unless a Vesting Event has occurred with respect to such Shares.

Events, on the date of which irrevocable deferred entitlement to be issued some or all of the Shares occurs, ("Vesting Events") and the number of shares which vest on such date, are as follows:

Ten percent (10%) of the Shares vest on October 4 in each of the consecutive ten years beginning with the year 2002 (unless all Shares are earlier vested).

All Shares not yet vested shall vest immediately prior to (i) a change of control of the Company, as defined in the Plan; (ii) termination of the Recipient's employment with the Company by the Company without cause ("cause" shall be as defined in Recipient's then-current or, if, no current, then last written employment agreement with the Company), (iii) termination of the Recipient's employment with the Company because of disability (as determined by the Company's Board of Directors in its sole, but reasonable discretion), and (iv) Recipient's death.

All Shares not yet vested shall vest immediately prior to termination of the Recipient's employment with the Company for any reason, whether termination is initiated by the Recipient or by the Company, if such termination occurs at a time that does not fall within the term of employment under a valid written employment agreement between the Recipient and the Company (including any renewal term provided for therein).

Except as provided above, the right to receive Shares that have not vested as of the date Recipient's employment with the Company terminates, including, for example, termination for cause or voluntary termination by Recipient during the term of a valid written employment agreement, shall expire as of the time of such termination.

The "Issuance Date" shall mean the first day following the day Recipient's employment with the Company terminates.

The "Company", as used herein, shall include any parent or subsidiary, and "employment with the Company", as used herein, shall not be considered terminated because of a change of employer within the definition of the "Company" or because of any momentary period of non-employment by the Company occurring in connection with a transfer of employment within the Company.

2. Issuance of Shares; Delay. Except as provided hereunder, on or as of the Issuance Date, the Company shall cause the Shares issuable to you to be issued in your name or in the name of your legal representative without the receipt of any additional consideration from you. You shall not be considered a stockholder with respect to the Shares to be issued for purposes of voting or any other purpose, until such time as the Shares have been issued as noted on the books of the Company, except that on and after the Issuance Date you shall be considered to own the Shares issuable on the Issuance Date for all purposes related to mergers, liquidations and sales of the Company and any distribution, recapitalization or reorganization. The Company may delay issuing the Shares until some time after the Issuance Date if necessary for the Company to be in compliance, in connection with such issuance, with the Securities Act of 1933 and all applicable state securities laws, as they are in effect on the Issuance Date, and the requirements of any stock exchange or national market system on which the Company's Common Stock may be listed. You understand that the Company is under no obligation to you to register, qualify or list the Shares with the Securities and Exchange Commission, any state securities commission or any stock exchange to effect such compliance. The Company will not delay issuance longer than reasonably necessary, and it will use its best efforts on or after the Issuance Date promptly to issue one or more certificates representing the Shares.

3. Withholding. Prior to the issuance of Shares, you must pay, or make adequate provision for payment of, any applicable federal or state withholding obligations of the Company. You may seek to provide for payment of any required tax withholding upon issuance by requesting that the Company retain Shares with a Fair Market Value equal to the minimum amount required to be withheld. If the Company agrees to do this, then the Company shall issue the net number of Shares to you by deducting the Shares retained from the Shares issuable hereunder.

4. Unfunded Nature of Benefit; Dividends. The Company's obligation to issue Shares under this Deferred Stock Grant is an unfunded promise. The Company does not guarantee the value of the Shares at issuance. If the Company declares a dividend on its Common Stock payable in cash or in anything of value other than cash and other than another security of the Company that is included as an adjustment to the Shares under paragraph 5, then the amount of cash that would have been paid as a dividend on the Shares, or the amount of fair value of any non-cash dividend, shall become an unfunded obligation to pay deferred cash compensation in that amount to the Recipient on the Issuance Date with respect to the vested Shares on such date.

5. Adjustments to Shares. In the event the Company issues a stock dividend, or effects a stock split or combination of outstanding shares of Common Stock, or reclassifies the Common Stock, or carries out any other change in capital structure that affects the Common Stock, then the number and class of the securities subject to this Stock Grant Certificate shall be appropriately adjusted to fairly reflect such change.

6. Non-transferability of Rights. You may not transfer this Deferred Stock Grant or any interest in it in any manner, other than by your will or by the laws of descent and distribution. The terms of this Deferred Stock Grant shall be binding upon your executor, administrators, successors and assigns.

7. Tax Consequences. You understand that this Deferred Stock Grant, and the sale of Shares obtained hereunder, may have tax implications that could result in adverse tax consequences to you. You represent that you have consulted with, or will consult with, your tax advisor; you further acknowledge that you are not relying on the Company for any tax, financial or legal advice; and you specifically understand that no representations are made as to any particular tax treatment with respect to the Deferred Stock Grant or the Shares issuable thereunder.

8. Interpretation. Any dispute regarding the interpretation of this Stock Grant Certificate shall be submitted to the Board or the Plan administrator, which shall review such dispute in accordance with the Plan. The resolution of such a dispute by the Board or the Plan administrator shall be final and binding on the Company and you.

9. Entire Agreement and Other Matters. The Plan is incorporated herein by this reference. You acknowledge and agree that the granting of this Deferred Stock Grant constitutes a full accord, satisfaction and release of all obligations or commitments made to you by the Company or any of its officers, directors, shareholders or affiliates with respect to the issuance of these securities, or rights to receive the securities covered by this Stock Grant Certificate, of the Company or any of its affiliates. This Stock Grant Certificate and the Plan constitute the entire agreement of the Company and you with respect to the shares of Common Stock covered, and supersede all prior undertakings and agreements with respect to the subject matter hereof. This Stock Grant Certificate shall be construed, administered and enforced according to the laws of the State of Georgia. YOUR ACCEPTANCE OF THIS STOCK GRANT CERTIFICATE SHALL CONSTITUTE YOUR AGREEMENT HERETO WITHOUT YOUR DELIVERY OF A SIGNED COPY TO THE COMPANY.

Schedule of Recipients

The following recipients received stock grants:

RECIPIENT	DATE OF GRANT	NUMBER OF SHARES
Richard E. Perlman	October 4, 2001	52,306
James K. Price	October 4, 2001	52,331
James A. Cochran	October 4, 2001	35,646